Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF XTANT MEDICAL HOLDINGS, INC.

Xtant Medical Holdings, Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware (the “Corporation”), pursuant to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY that:

FIRST: The Board of Directors of the Corporation (the “Board of Directors”), at a meeting held on August 7, 2020, duly adopted resolutions setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Corporation, as amended, declaring said amendment to be advisable and proposing that said amendment be submitted to the stockholders of the Corporation for their consideration and approval. The resolution setting forth the proposed amendment is substantially as follows:

RESOLVED, FURTHER, that the Board of Directors hereby approves, subject to approval by the Corporation’s stockholders, an amendment to Section 1 of Article IV of the Corporation’s Amended and Restated Certification of Incorporation, as amended, so that it would state in its entirety as follows:

ARTICLE IV: AUTHORIZED STOCK

“1. Total Authorized. The total number of shares of all classes of stock which the Corporation shall have authority to issue:

COMMON STOCK: Three Hundred Million (300,000,000) with a par value of $0.000001 (USD)

PREFERRED STOCK: Ten Million (10,000,000) with a par value of $0.000001 (USD)”

SECOND: The stockholders of the Corporation duly approved and adopted the foregoing amendment by written consent in accordance with the provisions of Section 228 of the DGCL.

THIRD: The Board of Directors and stockholders of the Corporation duly approved and adopted the foregoing amendment in accordance with the provisions of Section 242 of the DGCL.

FOURTH: The foregoing amendment shall become effective immediately upon filing.

FIFTH: All other provisions of the Amended and Restated Certificate of Incorporation, as amended, of the Corporation not specifically modified, amended and/or superseded by the Amendment shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Sean E. Browne, its President and Chief Executive Officer, thereunto duly authorized, this 1st day of October 2020.

XTANT MEDICAL HOLDINGS, INC.

By:	/s/ Sean E. Browne
Sean E. Browne
Its:	President and Chief Executive Officer